Press Release
Exhibit 99.1
Company Contact:
Patrick S. Barrett
Chief Financial Officer
OceanFirst Financial Corp.
Tel: (732) 240-4500, ext. 7507
Email: pbarrett@oceanfirst.com

FOR IMMEDIATE RELEASE

OCEANFIRST FINANCIAL CORP.
ANNOUNCES THIRD QUARTER
FINANCIAL RESULTS
    RED BANK, NEW JERSEY, October 24, 2022 - OceanFirst Financial Corp. (NASDAQ:“OCFC”) (the “Company”), the holding company for OceanFirst Bank N.A. (the “Bank”), announced net income available to common stockholders of $37.6 million, or $0.64 per diluted share, for the three months ended September 30, 2022, as compared to $28.0 million, or $0.47 per diluted share, for the prior linked quarter, and $23.2 million, or $0.39 per diluted share, for the corresponding prior year period. For the nine months ended September 30, 2022, the Company reported net income available to common stockholders of $90.3 million, or $1.53 per diluted share, as compared to $84.4 million, or $1.41 per diluted share, for the corresponding prior year period. Selected performance metrics are as follows (refer to “Selected Quarterly Financial Data” for additional information):

	For the Three Months Ended,			For the Nine Months Ended,
Performance Ratios (Annualized):	September 30,	June 30,	September 30,	September 30,	September 30,
	2022	2022	2021	2022	2021
Return on average assets	1.19%	0.92%	0.78%	0.99%	0.98%
Return on average stockholders’ equity	9.68	7.31	6.05	7.87	7.49
Return on average tangible stockholders’ equity (a)	14.62	11.08	9.20	11.91	11.46
Efficiency ratio	53.10	59.65	67.43	57.90	60.62
Net interest margin	3.36	3.29	2.93	3.28	2.91
(a) Return on average tangible stockholders’ equity, a non-GAAP (“generally accepted accounting principles”) financial measure, excludes the impact of intangible assets and goodwill from both assets and stockholders’ equity. Refer to “Explanation of Non-GAAP Financial Measures” and the “Non-GAAP Reconciliation” tables for additional information regarding non-GAAP financial measures.

Core earnings1 for the three and nine months ended September 30, 2022 amounted to $35.0 million and $98.4 million, respectively, or $0.60 and $1.67 per diluted share, an increase from core earnings of $26.7 million and $82.7 million, or $0.45 and $1.38 per diluted share, for the corresponding prior year periods. Non-core operations, net of tax, had a favorable impact of $2.6 million, and an adverse impact of $8.1 million, for the three and nine months ended September 30, 2022, respectively. Non-core operations, net of tax, had an adverse impact of $3.6 million, and a favorable impact of $1.7 million, for the three and nine months ended September 30, 2021, respectively.
Core earnings for the three months ended September 30, 2022 increased $376,000 from $34.6 million, or $0.59 per diluted share, for the prior linked quarter. Non-core operations, net of tax, had an adverse impact of $6.7 million for the prior linked quarter.
Core earnings PTPP for the three and nine months ended September 30, 2022 were $47.5 million and $134.2 million, respectively, or $0.81 and $2.28 per diluted share, respectively. Selected performance metrics are as follows:

	For the Three Months Ended,			For the Nine Months Ended,
	September 30,	June 30,	September 30,	September 30,	September 30,
Core Ratios[1] (Annualized):	2022	2022	2021	2022	2021
Return on average assets	1.11%	1.13%	0.90%	1.08%	0.95%
Return on average tangible stockholders’ equity	13.62	13.73	10.62	12.98	11.23
Efficiency ratio	54.80	54.43	62.22	55.51	60.23
Core diluted earnings per share	$0.60	$0.59	$0.45	$1.67	$1.38
Core PTPP diluted earnings per share	0.81	0.80	0.54	2.28	1.67

1 Core earnings and core earnings before income taxes and credit loss provision (“PTPP or Pre-Tax-Pre-Provision”), and ratios derived therefrom, are non-GAAP financial measures. For the periods presented, core earnings exclude merger related expenses, net branch consolidation (benefit) expense, net loss (gain) on equity investments, and the income tax effect of these items, (collectively referred to as “non-core” operations). PTPP excludes the aforementioned pre-tax “non-core” items along with income tax expense (benefit) and credit loss provision (benefit). Refer to “Explanation of Non-GAAP Financial Measures” and the “Non-GAAP Reconciliation” tables for additional information regarding non-GAAP financial measures.

Key developments for the recent quarter are described below:
•Strengthening Net Interest Income and Margin: Net interest income increased by $5.2 million to $96.0 million, from $90.8 million in the prior linked quarter. Net interest margin increased to 3.36%, as compared to 3.29% in the prior linked quarter, largely driven by the impact of the rising rate environment on interest earning assets, and to a lesser extent an increase in loan balances, partly offset by an increased cost of funds and lower prepayment fees.
•Loan and Deposit Growth: Loan growth for the quarter was $293.9 million, reflecting originations of $543.8 million. The committed loan pipeline increased to $439.5 million as of September 30, 2022. Deposits grew by $128.0 million for the quarter and $226.7 million year-to-date.
•Interchange Fees: Effective July 1, 2022, the Bank became subject to the Durbin amendment, as contained in the Dodd-Frank Act, which imposes limitations on debit card interchange fees collected by banks with assets of $10 billion or more. As a result, bankcard services revenue was adversely impacted by $1.7 million. The Company is strategically positioned to absorb the decreased fee income and continue to grow earnings.
•Partners Bancorp Acquisition: The Company continues to work towards regulatory approval for the Partners Bancorp (“Partners”) acquisition. The one-year anniversary of the agreement to acquire Partners is November 4, 2022. If the transaction is not completed by that date, either party may (but is not obligated to) terminate the agreement without penalty.
Chairman and Chief Executive Officer, Christopher D. Maher, commented on the Company’s results, “Our Company delivered another quarter of strong financial performance driven by expansion of net interest income and margin, continued organic loan and deposit growth, and disciplined expense management.” Mr. Maher added, “In addition to financial performance, I’m proud of our team’s continuing efforts to support our community. On October 6th, approximately 750 employees participated in our inaugural CommunityFirst day, providing service to over 100 different non-profits in the five primary states that OceanFirst serves.”
The Company’s Board of Directors declared its 103rd consecutive quarterly cash dividend on common stock. The quarterly cash dividend on common stock of $0.20 per share will be paid on November 18, 2022 to common stockholders of record on November 7, 2022. The Board previously declared a quarterly cash dividend on preferred stock of $0.4375 per depositary share, representing 1/40th interest in the Series A Preferred Stock. This dividend will be paid on November 15, 2022 to preferred stockholders of record on October 31, 2022.
Results of Operations
On April 1, 2022, the Company completed its acquisition of a majority interest in Trident Abstract Title Agency, LLC (“Trident”) and its results of operations are included in the consolidated results for the three and nine months ended September 30, 2022, but are excluded from the results of operations for the period from January 1, 2021 to March 31, 2022. Refer to “Supplemental Information on Trident” for the impact of Trident on the Company’s consolidated results.
Net Interest Income and Margin
Net interest income for the three and nine months ended September 30, 2022 increased to $96.0 million and $271.0 million, respectively, as compared to $77.1 million and $224.8 million for the corresponding prior year periods, reflecting an increase in average interest-earning assets and net interest margin.
Net interest margin for the three and nine months ended September 30, 2022 increased to 3.36% and 3.28%, respectively, from 2.93% and 2.91% for the same prior year periods. Excluding the impact of purchase accounting accretion and prepayment fees of 0.08% and 0.18% for the three months ended September 30, 2022 and 2021, respectively, net interest margin increased to 3.28% from 2.75%.

Excluding the impact of purchase accounting accretion and prepayment fees of 0.13% and 0.17% for the nine months ended September 30, 2022 and 2021, respectively, net interest margin increased to 3.15% from 2.74%. Net interest margin for both the three and nine months ended September 30, 2022 were positively impacted by the redeployment of excess cash into loans and the impact of the rising rate environment on interest earning assets, partly offset by an increased cost of funds and the growth in interest-bearing liabilities balances.
Average interest-earning assets increased by $865.6 million and $739.5 million for the three and nine months ended September 30, 2022, respectively, as compared to the same prior year periods, primarily due to loan and securities growth funded by the redeployment of excess cash. Average loans receivable, net of allowance for loan credit losses, increased by $1.65 billion and $1.38 billion for the three and nine months ended September 30, 2022, respectively, as compared to the same prior year periods.
For the three months ended September 30, 2022, the cost of average interest-bearing liabilities increased to 0.69% from 0.44% for the corresponding prior year period, as a result of higher costs associated with Federal Home Loan Bank (“FHLB”) advances and time deposits issued in an elevated rate environment in 2022. The total cost of deposits (including non-interest bearing deposits) was 0.36% for the three months ended September 30, 2022, as compared to 0.22% for the same prior year period.
For the nine months ended September 30, 2022, the cost of average interest-bearing liabilities decreased to 0.49% from 0.52% for the corresponding prior year period, as a result of downward repricing of deposits that began in the prior year and continued through the current year, partly offset by the recent pace of the rising rate environment in the current quarter and increased funding costs on

FHLB advances. The total cost of deposits (including non-interest bearing deposits) was 0.24% for the nine months ended September 30, 2022, as compared to 0.28% for the same prior year period.
Net interest income for the three months ended September 30, 2022 increased by $5.2 million, as compared to the prior linked quarter, reflecting an increase in net interest margin to 3.36%, as compared to 3.29% for the prior linked quarter. Excluding the impact of purchase accounting accretion and prepayment fees of 0.08% and 0.17% for the three months ended September 30, 2022 and June 30, 2022, respectively, net interest margin increased to 3.28%, from 3.12%. The expansion in net interest margin was primarily attributable to the impact of the rising rate environment on interest earning assets and to a lesser extent loan growth, partly offset by increased costs of funds. Average interest-earning assets increased by $242.9 million for the quarter ended September 30, 2022, as compared to the prior linked quarter, primarily due to loan growth. The yield on average interest-earning assets increased to 3.88% for the three months ended September 30, 2022, from 3.60% in the prior linked quarter. The total cost of average interest-bearing liabilities was 0.69% for the three months ended September 30, 2022, as compared to 0.42% in the prior linked quarter, primarily due to the impact of brokered deposits issued in the prior linked quarter and increased rates on FHLB advances.
Credit Loss Expense (Benefit)
    Credit loss expense for the three and nine months ended September 30, 2022 was $1.0 million and $4.1 million, respectively, as compared to a credit loss benefit of $3.2 million and $10.3 million for the corresponding prior year periods, and a credit loss expense of $1.3 million in the prior linked quarter. The credit loss expense for the three and nine months ended September 30, 2022 was influenced by loan growth, slowing prepayment rates, and increasingly uncertain macro-economic forecasts due to rising interest rates, inflation, and global economic headwinds, partly offset by positive trends in the Company’s criticized and classified assets.

Net loan recoveries were $252,000 and $386,000 for the three months ended September 30, 2022 and 2021, respectively. Net loan recoveries were $335,000 and $442,000 for the nine months ended September 30, 2022 and 2021, respectively. Net loan charge-offs were $9,000 in the prior linked quarter. Refer to “Asset Quality” section for further discussion.
Non-interest Income
    For the three months ended September 30, 2022, other income increased to $15.2 million, as compared to $9.9 million for the corresponding prior year period. For the nine months ended September 30, 2022, other income decreased to $31.5 million, as compared to $42.5 million for the corresponding prior year period.
Other income for the three and nine months ended September 30, 2022 was impacted by non-core operations of $3.4 million related to gains on equity investments and $7.5 million related to net losses on equity investments, respectively. The nine months ended September 30, 2022 included $11.3 million of net unrealized losses, mostly on preferred stock equity investments, primarily due to the impact of the rising interest rate environment. The preferred stock equity investments carry a weighted average yield of 5.1% and an amortized cost of $73.3 million at September 30, 2022. Other income for the three and nine months ended September 30, 2021 was impacted by non-core operations of $466,000 related to net losses on equity investments and $8.4 million related to net gains on equity investments, respectively.
Excluding non-core operations noted above, other income increased by $1.4 million for the three months ended September 30, 2022, as compared to the corresponding prior year period. This increase was primarily due to the acquisition of a majority interest in Trident, which added $3.3 million of title-related fees and service charges. This increase was partly offset by a decrease in income from bankcard services of $1.9 million, primarily as a result of the Durbin amendment, which became effective for the Company on July 1, 2022.

Excluding non-core operations noted above, other income increased by $4.9 million for the nine months ended September 30, 2022, as compared to the corresponding prior year period. The increase was primarily due to the impact of Trident, which added $7.8 million of title-related fees and services charges, and an increase in commercial loan swap income of $3.8 million. These increases were partly offset by decreases in net gain on sale of loans of $2.8 million, income from bankcard services of $2.3 million primarily as a result of the Durbin amendment, fees and service charges of $849,000, and Paycheck Protection Program (“PPP”) loan origination referral fees of $800,000.
Excluding non-core operations of $8.1 million related to net losses on equity investments in the prior linked quarter, other income for the three months ended September 30, 2022 decreased by $3.8 million, primarily due to decreases in income from bankcard services of $1.8 million primarily as a result of the Durbin amendment, fees and service charges of $1.3 million due to seasonality and market conditions impacting Trident’s performance, and commercial loan swap income of $823,000.
Non-interest Expense
    Operating expenses increased to $59.0 million and $175.2 million for the three and nine months ended September 30, 2022, respectively, as compared to $58.7 million and $162.0 million for the same prior year periods. Operating expenses for the three and nine months ended September 30, 2022 were favorably impacted by $48,000 and adversely impacted by $3.1 million of non-core operations, respectively. Operating expenses were adversely impacted by non-core operations for the three and nine months ended September 30, 2021 of $4.2 million and $6.1 million, respectively.
Excluding non-core operations, operating expenses increased by $4.6 million for the three months ended September 30, 2022, as compared to the corresponding prior year period. This increase was partly due to the acquisition of a majority interest in Trident, which added $2.8 million of expenses for the three months ended September 30, 2022, and increases, excluding Trident, in compensation and benefits expense of $1.8 million primarily related to increased employee medical benefit claims, and data processing expense of $1.2 million, as a result of the migration to a new core banking system. These increases were partly offset by a decrease in professional fees of $615,000.
Excluding non-core operations, operating expenses increased by $16.2 million for the nine months ended September 30, 2022, as compared to the corresponding prior year period. This increase was partly due to the impact of Trident, which added $6.0 million of expenses and increases, excluding Trident, in compensation and benefits expense of $5.3 million partly relating to the commercial banking strategy and commercial banking hires in expansion markets of Boston and Baltimore, data processing expense of $4.6 million as a result of the migration to a new core banking system, and federal deposit insurance and regulatory assessments of $1.0 million as a result of a higher assessment base and multiplier. These increases were partly offset by a decrease in amortization of core deposit intangible by $551,000.
Excluding non-core operations, operating expenses for the three months ended September 30, 2022 increased $1.1 million as compared to the prior linked quarter, primarily due to increases in compensation and benefits of $971,000, primarily related to increased employee medical benefit claims, and occupancy expense of $530,000.
Income Tax Expense
The provision for income taxes was $12.3 million and $29.2 million for the three and nine months ended September 30, 2022, respectively, as compared to $7.4 million and $28.1 million for the same prior year periods, and $8.9 million for the prior linked quarter. The effective tax rate was 24.1% and 23.7% for the three and nine months ended September 30, 2022, respectively, as compared to 23.3% and 24.3% for the same prior year periods, respectively, and 23.3% for the prior linked quarter.

Financial Condition
    Total assets increased by $943.8 million to $12.68 billion at September 30, 2022, from $11.74 billion at December 31, 2021. Total loans increased by $1.10 billion to $9.72 billion at September 30, 2022, from $8.62 billion at December 31, 2021, due to strong loan originations. Total debt securities decreased by $209.4 million at September 30, 2022, as compared to December 31, 2021, primarily due to principal repayments and maturities, and to a lesser extent, an increase in unrealized losses driven by the rising rate environment. Other assets increased by $81.1 million to $228.1 million at September 30, 2022 from $147.0 million at December 31, 2021, primarily due to an increase in market values associated with customer interest rate swap programs.
    Total liabilities increased by $920.2 million to $11.14 billion at September 30, 2022, from $10.22 billion at December 31, 2021. Deposits increased by $226.7 million to $9.96 billion at September 30, 2022, from $9.73 billion at December 31, 2021. Total deposits, excluding time deposits, decreased by $402.7 million to $8.56 billion at September 30, 2022, from $8.96 billion at December 31, 2021, due to the net runoff of interest-bearing checking balances. Time deposits increased to $1.40 billion at September 30, 2022, from $775.0 million at December 31, 2021, primarily due to an increase in brokered time deposits. The loans-to-deposit ratio at September 30, 2022 was 97.6%, as compared to 88.6% at December 31, 2021.
FHLB advances increased to $514.2 million at September 30, 2022 from $0 at December 31, 2021 to fund liquidity needs. Other borrowings decreased by $34.2 million to $194.9 million at September 30, 2022, from $229.1 million at December 31, 2021, primarily due to the extinguishment of $35.0 million of subordinated debt in March 2022. Other liabilities increased by $230.9 million to $352.9 million at September 30, 2022, from $122.0 million at December 31, 2021, primarily due to an increase in the market values associated with customer interest rate swap programs and related collateral received from counterparties.

    Stockholders’ equity increased to $1.54 billion at September 30, 2022, as compared to $1.52 billion at December 31, 2021. Accumulated other comprehensive loss increased by $35.7 million to $38.5 million at September 30, 2022 from $2.8 million at December 31, 2021, primarily due to unrealized losses on debt securities available-for-sale which were adversely impacted by the rising interest rate environment. For the nine months ended September 30, 2022, the Company repurchased 373,223 shares totaling $7.4 million under its stock repurchase program at a weighted average cost of $19.82. There were 2,934,438 shares available for repurchase at September 30, 2022 under the existing repurchase program. Stockholders’ equity per common share increased to $26.04 at September 30, 2022, as compared to $25.63 at December 31, 2021. Tangible common equity per common share2 increased to $16.30 at September 30, 2022, as compared to $15.93 at December 31, 2021.
Asset Quality
    The Company’s non-performing loans decreased to $21.5 million at September 30, 2022, as compared to $25.5 million at December 31, 2021. The Company’s non-performing loans, excluding $3.0 million and $6.5 million of non-performing purchased with credit deterioration (“PCD”) loans from prior bank acquisitions at September 30, 2022 and December 31, 2021, respectively, decreased to $18.5 million at September 30, 2022, as compared to $18.9 million at December 31, 2021. The allowance for loan credit losses as a percentage of total non-performing loans was 248.96% at September 30, 2022, as compared to 191.61% at December 31, 2021. The allowance for loan credit losses as a percentage of total non-performing loans, excluding PCD loans, was 290.01% at September 30, 2022, as compared to 257.81% at December 31, 2021. The level of 30 to 89 days delinquent loans improved to $11.8 million at September 30, 2022, from $14.5 million at December 31, 2021. The level of 30 to 89 days delinquent loans, excluding non-performing and PCD loans, improved to $10.4 million at September 30, 2022, from $13.5 million at December 31, 2021.
2 Tangible common equity per common share, a non-GAAP financial measure, excludes the impact of intangible assets, goodwill, and preferred equity from stockholders’ equity. Refer to “Explanation of Non-GAAP Financial Measures” and the “Non-GAAP Reconciliation” tables for additional information regarding non-GAAP financial measures.

The Company’s allowance for loan credit losses was 0.55% of total loans at September 30, 2022, as compared to 0.57% at December 31, 2021. The allowance for loan credit losses plus the unamortized credit and PCD marks amounted to $67.1 million, or 0.69% of total loans, at September 30, 2022, as compared to $67.8 million, or 0.79% of total loans at December 31, 2021.

Explanation of Non-GAAP Financial Measures
    Reported amounts are presented in accordance with GAAP. The Company’s management believes that the supplemental non-GAAP information, which consists of reported net income excluding non-core operations and in some instances excluding income taxes and credit loss provision, and reporting equity and asset amounts excluding intangible assets and goodwill, which can vary from period to period, provides a better comparison of period-to-period operating performance. In addition, a non-GAAP table has been presented excluding the results associated with the acquisition of a majority interest in Trident for better comparison period over period. Additionally, the Company believes this information is utilized by regulators and market analysts to evaluate a company’s financial condition and, therefore, such information is useful to investors. These disclosures should not be viewed as a substitute for financial results in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies. Refer to the Non-GAAP Reconciliation table at the end of this document for details on the earnings impact of these items.
Conference Call
    As previously announced, the Company will host an earnings conference call on Tuesday, October 25, 2022 at 11:00 a.m. Eastern Time. The direct dial number for the call is (844) 200-6205, using the access code 225620. For those unable to participate in the conference call, a replay will be available. To access the replay, dial (866) 813-9403, access code 477430, from one hour after the end of the call until January 26, 2023. The conference call, as well as the replay, are also available (listen-only) by internet webcast at www.oceanfirst.com in the Investor Relations section.
* * *

    OceanFirst Financial Corp.’s subsidiary, OceanFirst Bank N.A., founded in 1902, is a $12.7 billion regional bank providing financial services throughout New Jersey and in the major metropolitan markets of Philadelphia, New York, Baltimore, and Boston. OceanFirst Bank delivers commercial and residential financing, treasury management, trust and asset management, and deposit services and is one of the largest and oldest community-based financial institutions headquartered in New Jersey. To learn more about OceanFirst, go to www.oceanfirst.com.

Forward-Looking Statements

In addition to historical information, this news release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “will,” “should,” “may,” “view,” “opportunity,” “potential,” or similar expressions or expressions of confidence. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to: management plans relating to the proposed transaction with Partners Bancorp (the “Transaction”); the ability to complete the Transaction; the ability to obtain any regulatory, stockholder or other approvals, authorizations or consents; the expected timing of the completion of the Transaction; any statements of the plans and objectives of management for future operations, products or services, including the execution of integration plans relating to the Transaction; the impact of the COVID-19 or any other pandemic on our operations and financial results and those of our customers, changes in interest rates, inflation, general economic conditions, levels of unemployment in the Bank’s lending area, real estate market values in the Bank’s lending area, future natural disasters and increases to flood insurance premiums, the current or anticipated impact of military conflict, terrorism or other geopolitical events, the level of prepayments on loans and mortgage-backed securities, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, accounting principles, a failure in or breach of the Company’s operational or security systems or infrastructure, including cyberattacks; and guidelines and the Bank’s ability to successfully integrate acquired operations. These risks and uncertainties are further discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, under Item 1A - Risk Factors and elsewhere, and subsequent securities filings and should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

OceanFirst Financial Corp.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(dollars in thousands)

	September 30,	June 30,	December 31,	September 30,
	2022	2022	2021	2021
	(Unaudited)	(Unaudited)		(Unaudited)
Assets
Cash and due from banks	$170,668	$189,019	$204,949	$981,126
Debt securities available-for-sale, at estimated fair value	470,300	507,276	568,255	314,620
Debt securities held-to-maturity, net of allowance for securities credit losses of $1,234 at September 30, 2022, $1,293 at June 30, 2022, $1,467 at December 31, 2021, and $1,503 at September 30, 2021 (estimated fair value of $905,426 at September 30, 2022, $987,532 at June 30, 2022, $1,152,744 at December 31, 2021 and $1,143,381 at September 30, 2021)	1,027,712	1,068,034	1,139,193	1,125,382
Equity investments	81,722	75,269	101,155	101,314
Restricted equity investments, at cost	77,556	76,047	53,195	53,017
Loans receivable, net of allowance for loan credit losses of $53,521 at September 30, 2022, $52,061 at June 30, 2022, $48,850 at December 31, 2021 and $50,153 at September 30, 2021	9,672,488	9,380,688	8,583,352	8,139,961
Loans held-for-sale	3,549	—	—	13,428
Interest and dividends receivable	38,388	34,184	32,606	32,512
Other real estate owned	—	—	106	106
Premises and equipment, net	127,868	128,118	125,828	123,669
Bank owned life insurance	261,118	260,230	259,207	260,072
Assets held for sale	3,216	4,263	6,229	4,613
Goodwill	506,146	506,146	500,319	500,319
Core deposit intangible	14,656	15,827	18,215	19,558
Other assets	228,066	193,552	147,007	159,991
Total assets	$12,683,453	$12,438,653	$11,739,616	$11,829,688
Liabilities and Stockholders’ Equity
Deposits	$9,959,469	$9,831,484	$9,732,816	$9,774,097
Federal Home Loan Bank advances	514,200	488,750	—	—
Securities sold under agreements to repurchase with customers	96,289	105,495	118,769	143,292
Other borrowings	194,914	194,654	229,141	228,887
Advances by borrowers for taxes and insurance	25,457	23,640	20,305	22,214
Other liabilities	352,908	273,198	122,032	147,949
Total liabilities	11,143,237	10,917,221	10,223,063	10,316,439
OceanFirst Financial Corp. stockholders’ equity	1,539,253	1,520,488	1,516,553	1,513,249
Non-controlling interest	963	944	—	—
Total stockholders’ equity	1,540,216	1,521,432	1,516,553	1,513,249
Total liabilities and stockholders’ equity	$12,683,453	$12,438,653	$11,739,616	$11,829,688

OceanFirst Financial Corp.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)

	For the Three Months Ended,			For the Nine Months Ended,
	September 30,	June 30,	September 30,	September 30,	September 30,
	2022	2022	2021	2022	2021
	|---------------------- (Unaudited) ----------------------|			|---------- (Unaudited) -----------|
Interest income:
Loans	$100,141	$90,731	$78,889	$273,340	$233,845
Debt securities	8,479	7,473	5,040	23,456	16,379
Equity investments and other	1,879	1,212	1,491	4,102	3,411
Total interest income	110,499	99,416	85,420	300,898	253,635
Interest expense:
Deposits	9,238	4,317	5,379	17,596	20,200
Borrowed funds	5,296	4,302	2,909	12,313	8,683
Total interest expense	14,534	8,619	8,288	29,909	28,883
Net interest income	95,965	90,797	77,132	270,989	224,752
Credit loss expense (benefit)	1,016	1,254	(3,179)	4,121	(10,259)
Net interest income after credit loss expense (benefit)	94,949	89,543	80,311	266,868	235,011
Other income:
Bankcard services revenue	1,509	3,310	3,409	7,782	10,052
Trust and asset management revenue	568	658	584	1,835	1,774
Fees and service charges	6,320	7,646	2,973	17,026	10,519
Net gain (loss) on sales of loans	168	3	(15)	348	3,180
Net gain (loss) on equity investments	3,362	(8,078)	(466)	(7,502)	8,397
Net gain (loss) from other real estate operations	—	50	(3)	48	(12)
Income from bank owned life insurance	1,356	1,422	1,640	4,881	4,771
Commercial loan swap income	1,471	2,294	1,588	6,546	2,772
Other	396	236	173	579	1,068
Total other income	15,150	7,541	9,883	31,543	42,521
Operating expenses:
Compensation and employee benefits	34,124	33,153	30,730	97,972	89,008
Occupancy	5,288	4,758	5,005	15,790	15,380
Equipment	1,150	1,336	1,124	3,856	4,008
Marketing	655	971	496	2,242	1,555
Federal deposit insurance and regulatory assessments	1,757	1,788	1,459	5,435	4,422
Data processing	6,560	6,170	5,363	18,466	13,796
Check card processing	1,231	1,515	1,337	3,728	4,012
Professional fees	2,502	2,472	3,089	8,296	8,317
Amortization of core deposit intangible	1,171	1,178	1,354	3,559	4,110
Branch consolidation (benefit) expense, net	(346)	546	4,014	602	5,051
Merger related expenses	298	196	225	2,459	1,052
Other operating expense	4,607	4,578	4,477	12,748	11,315
Total operating expenses	58,997	58,661	58,673	175,153	162,026
Income before provision for income taxes	51,102	38,423	31,521	123,258	115,506
Provision for income taxes	12,298	8,940	7,354	29,212	28,087
Net income	38,804	29,483	24,167	94,046	87,419
Net income attributable to non-controlling interest	193	522	—	715	—
Net income attributable to OceanFirst Financial Corp.	38,611	28,961	24,167	93,331	87,419
Dividends on preferred shares	1,004	1,004	1,004	3,012	3,012
Net income available to common stockholders	$37,607	$27,957	$23,163	$90,319	$84,407
Basic earnings per share	$0.64	$0.48	$0.40	$1.54	$1.42
Diluted earnings per share	$0.64	$0.47	$0.39	$1.53	$1.41
Average basic shares outstanding	58,681	58,894	59,311	58,777	59,619
Average diluted shares outstanding	58,801	58,995	59,515	58,918	59,862

OceanFirst Financial Corp.
SELECTED LOAN AND DEPOSIT DATA
(dollars in thousands)

LOANS RECEIVABLE		At
		September 30,	June 30,	March 31,	December 31,	September 30,
		2022	2022	2022	2021	2021
Commercial:
Commercial real estate - investor		$5,007,637	$4,808,965	$4,607,880	$4,378,061	$3,922,983
Commercial real estate - owner-occupied		983,784	1,020,873	1,057,246	1,055,065	1,123,973
Commercial and industrial		652,620	584,464	502,739	449,224	457,674
Total commercial		6,644,041	6,414,302	6,167,865	5,882,350	5,504,630
Consumer:
Residential real estate		2,813,209	2,758,269	2,687,927	2,479,701	2,401,240
Home equity loans and lines and other consumer ("other consumer")		261,510	252,314	253,184	260,819	275,962
Total consumer		3,074,719	3,010,583	2,941,111	2,740,520	2,677,202
Total loans		9,718,760	9,424,885	9,108,976	8,622,870	8,181,832
Deferred origination costs (fees), net		7,249	7,864	7,301	9,332	8,282
Allowance for loan credit losses		(53,521)	(52,061)	(50,598)	(48,850)	(50,153)
Loans receivable, net		$9,672,488	$9,380,688	$9,065,679	$8,583,352	$8,139,961
Mortgage loans serviced for others		$53,869	$56,045	$58,089	$60,447	$64,840
	At September 30, 2022 Average Yield
Loan pipeline (1):
Commercial	5.21%	$339,487	$273,843	$385,986	$539,426	$482,942
Residential real estate	5.20	80,591	104,920	116,554	123,211	160,070
Other consumer	5.24	19,395	6,278	12,814	8,381	8,420
Total	5.21%	$439,473	$385,041	$515,354	$671,018	$651,432

	For the Three Months Ended
	September 30,			June 30,	March 31,		December 31,		September 30,
	2022			2022	2022		2021		2021
	Average Yield
Loan originations:
Commercial	5.11%	$356,726		$645,863	$816,517		$780,464		$585,667
Residential real estate	4.72	129,808		173,365	192,721	(2)	195,942	(2)	174,365	(2)
Other consumer	3.90	57,254		16,253	12,718		12,552		11,782
Total	4.89%	$543,788		$835,481	$1,021,956		$988,958		$771,814
Loans sold		$9,425	(3)	$—	$703	(4)	$649		$1,756
(1)Loan pipeline includes loans approved but not funded.
(2)Excludes residential real estate loan pool purchases of $161.7 million, $82.2 million and $219.7 million for the three months ended March 31, 2022, December 31, 2021 and September 30, 2021, respectively.
(3)Excludes the sale of a small business administration loan of $1.2 million for the three months ended September 30, 2022
(4)Excludes the sale of higher risk commercial loans of $12.0 million for the three months ended March 31, 2022.

DEPOSITS	At
	September 30,	June 30,	March 31,	December 31,	September 30,
	2022	2022	2022	2021	2021
Type of Account
Non-interest-bearing	$2,325,547	$2,312,126	$2,444,833	$2,412,056	$2,467,952
Interest-bearing checking	3,909,864	3,696,067	4,287,745	4,201,736	4,013,565
Money market	749,229	716,782	811,588	736,090	816,691
Savings	1,570,472	1,606,534	1,624,751	1,607,933	1,620,447
Time deposits	1,404,357	1,499,975	887,316	775,001	855,442
Total deposits	$9,959,469	$9,831,484	$10,056,233	$9,732,816	$9,774,097

OceanFirst Financial Corp.
ASSET QUALITY
(dollars in thousands)

ASSET QUALITY	September 30,	June 30,	March 31,	December 31,	September 30,
	2022	2022	2022	2021	2021
Non-performing loans:
Commercial real estate - investor	$9,866	$2,609	$3,575	$3,614	$8,506
Commercial real estate - owner-occupied	1,976	8,233	9,632	11,904	12,524
Commercial and industrial	321	364	2,830	277	418
Residential real estate	5,958	5,846	7,047	6,114	5,505
Other consumer	3,377	3,701	3,841	3,585	3,351
Total non-performing loans	21,498	20,753	26,925	25,494	30,304
Other real estate owned	—	—	106	106	106
Total non-performing assets	$21,498	$20,753	$27,031	$25,600	$30,410
Delinquent loans 30 to 89 days	$11,846	$9,558	$18,691	$14,546	$7,840
Troubled debt restructuring (“TDR”):
Non-performing (included in total non-performing loans above)	$10,047	$10,493	$11,914	$11,311	$9,962
Performing	6,065	6,946	7,716	12,320	9,661
Total TDRs	$16,112	$17,439	$19,630	$23,631	$19,623
Allowance for loan credit losses	$53,521	$52,061	$50,598	$48,850	$50,153
Allowance for loan credit losses as a percent of total loans receivable (1)	0.55%	0.55%	0.56%	0.57%	0.61%
Allowance for loan credit losses as a percent of total non-performing loans (1)	248.96	250.86	187.92	191.61	165.50
Non-performing loans as a percent of total loans receivable	0.22	0.22	0.30	0.30	0.37
Non-performing assets as a percent of total assets	0.17	0.17	0.22	0.22	0.26
PCD loans
PCD loans, net of allowance for loan credit losses	$29,249	$35,227	$37,032	$41,817	$41,372
Non-performing PCD loans	3,043	3,529	3,745	6,546	6,960
Delinquent PCD and non-performing loans 30 to 89 days	1,434	1,381	2,749	1,000	1,193
TDR PCD loans	715	997	1,033	337	345
Asset quality, excluding PCD loans (2)
Non-performing loans	18,455	17,224	23,180	18,948	23,344
Non-performing assets	18,455	17,224	23,286	19,054	23,450
Delinquent loans 30 to 89 days (excludes non-performing loans)	10,412	8,177	15,942	13,546	6,647
TDRs	15,397	16,442	18,597	23,294	19,278
Allowance for loan credit losses as a percent of total non-performing loans (1)	290.01%	302.26%	218.28%	257.81%	214.84%
Non-performing loans as a percent of total loans receivable	0.19	0.18	0.25	0.22	0.29
Non-performing assets as a percent of total assets	0.15	0.14	0.19	0.16	0.20
(1)Loans acquired from prior bank acquisitions were recorded at fair value. The net unamortized credit and PCD marks on these loans, not reflected in the allowance for loan credit losses, was $13.6 million, $15.5 million, $16.9 million, $18.9 million and $21.3 million at September 30, 2022, June 30, 2022, March 31, 2022, December 31, 2021 and September 30, 2021, respectively.
(2)All balances and ratios exclude PCD loans.

(continued)

NET LOAN RECOVERIES (CHARGE-OFFS)	For the Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2022	2022	2022	2021	2021
Net loan recoveries (charge-offs):
Loan charge-offs	$(5)	$(287)	$(143)	$(92)	$(163)
Recoveries on loans	257	278	235	111	549
Net loan recoveries (charge-offs)	$252	$(9)	$92	$19	$386
Net loan recoveries (charge-offs) to average total loans (annualized)	NM*	—%	NM*	NM*	NM*
Net loan recoveries (charge-offs) detail:
Commercial	$117	$154	$25	$(24)	$(33)
Residential real estate	44	(47)	94	21	280
Other consumer	91	(116)	(27)	22	139
Net loan recoveries (charge-offs)	$252	$(9)	$92	$19	$386
* Not meaningful as amounts are net loan recoveries.

OceanFirst Financial Corp.
ANALYSIS OF NET INTEREST INCOME

	For the Three Months Ended
	September 30,			June 30,			September 30,
	2022			2022			2021
(dollars in thousands)	Average Balance	Interest	Average Yield/ Cost (1)	Average Balance	Interest	Average Yield/ Cost (1)	Average Balance	Interest	Average Yield/ Cost (1)
Assets:
Interest-earning assets:
Interest-earning deposits and short-term investments	$65,648	$336	2.03%	$67,440	$100	0.59%	$1,053,797	$441	0.17%
Securities (2)	1,748,687	10,022	2.27	1,811,869	8,585	1.90	1,542,630	6,090	1.57
Loans receivable, net (3)
Commercial	6,509,515	74,309	4.53	6,278,465	65,390	4.18	5,361,472	55,387	4.10
Residential real estate	2,791,067	22,818	3.27	2,718,787	22,742	3.35	2,260,673	20,076	3.55
Other consumer	256,638	3,014	4.66	251,014	2,599	4.15	289,011	3,426	4.70
Allowance for loan credit losses, net of deferred loan costs and fees	(44,773)	—	—	(43,683)	—	—	(46,436)	—	—
Loans receivable, net	9,512,447	100,141	4.18	9,204,583	90,731	3.95	7,864,720	78,889	3.98
Total interest-earning assets	11,326,782	110,499	3.88	11,083,892	99,416	3.60	10,461,147	85,420	3.24
Non-interest-earning assets	1,191,173			1,168,093			1,276,890
Total assets	$12,517,955			$12,251,985			$11,738,037
Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Interest-bearing checking	$3,873,968	2,671	0.27%	$4,020,474	1,612	0.16%	$3,841,475	2,854	0.29%
Money market	793,230	721	0.36	739,647	279	0.15	767,854	245	0.13
Savings	1,603,147	187	0.05	1,639,568	161	0.04	1,609,197	146	0.04
Time deposits	1,467,297	5,659	1.53	937,387	2,265	0.97	904,384	2,134	0.94
Total	7,737,642	9,238	0.47	7,337,076	4,317	0.24	7,122,910	5,379	0.30
FHLB Advances	352,392	2,208	2.49	538,754	1,647	1.23	—	—	—
Securities sold under agreements to repurchase	96,147	35	0.14	103,929	41	0.16	142,494	51	0.14
Other borrowings	194,755	3,053	6.22	194,481	2,614	5.39	228,695	2,858	4.96
Total borrowings	643,294	5,296	3.27	837,164	4,302	2.06	371,189	2,909	3.11
Total interest-bearing liabilities	8,380,936	14,534	0.69	8,174,240	8,619	0.42	7,494,099	8,288	0.44
Non-interest-bearing deposits	2,328,700			2,328,124			2,576,123
Non-interest-bearing liabilities	266,564			214,900			148,327
Total liabilities	10,976,200			10,717,264			10,218,549
Stockholders’ equity	1,541,755			1,534,721			1,519,488
Total liabilities and equity	$12,517,955			$12,251,985			$11,738,037
Net interest income		$95,965			$90,797			$77,132
Net interest rate spread (4)			3.19%			3.18%			2.80%
Net interest margin (5)			3.36%			3.29%			2.93%
Total cost of deposits (including non-interest-bearing deposits)			0.36%			0.18%			0.22%

(continued)

	For the Nine Months Ended September 30,
	2022			2021
(dollars in thousands)	Average Balance	Interest	Average Yield/ Cost (1)	Average Balance	Interest	Average Yield/ Cost (1)
Assets:
Interest-earning assets:
Interest-earning deposits and short-term investments	$73,886	$472	0.85%	$1,061,419	$958	0.12%
Securities (2)	1,801,978	27,086	2.01	1,452,778	18,832	1.73
Loans receivable, net (3)
Commercial	6,275,836	198,054	4.22	5,270,138	163,315	4.14
Residential real estate	2,685,080	66,899	3.32	2,269,066	59,242	3.48
Other consumer	254,891	8,387	4.40	306,681	11,288	4.92
Allowance for loan credit losses, net of deferred loan costs and fees	(42,987)	—	—	(50,912)	—	—
Loans receivable, net	9,172,820	273,340	3.98	7,794,973	233,845	4.01
Total interest-earning assets	11,048,684	300,898	3.64	10,309,170	253,635	3.29
Non-interest-earning assets	1,191,358			1,264,347
Total assets	$12,240,042			$11,573,517
Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Interest-bearing checking	$4,088,759	6,433	0.21%	$3,753,457	10,549	0.38%
Money market	773,666	1,317	0.23	761,975	823	0.14
Savings	1,617,354	473	0.04	1,571,345	490	0.04
Time deposits	1,060,027	9,373	1.18	1,041,371	8,338	1.07
Total	7,539,806	17,596	0.31	7,128,148	20,200	0.38
FHLB Advances	308,043	3,890	1.69	—	—	—
Securities sold under agreements to repurchase	105,821	117	0.15	135,754	203	0.20
Other borrowings	205,796	8,306	5.40	228,472	8,480	4.96
Total borrowings	619,660	12,313	2.66	364,226	8,683	3.19
Total interest-bearing liabilities	8,159,466	29,909	0.49	7,492,374	28,883	0.52
Non-interest-bearing deposits	2,352,606			2,416,866
Non-interest-bearing liabilities	193,147			157,821
Total liabilities	10,705,219			10,067,061
Stockholders’ equity	1,534,823			1,506,456
Total liabilities and equity	$12,240,042			$11,573,517
Net interest income		$270,989			$224,752
Net interest rate spread (4)			3.15%			2.77%
Net interest margin (5)			3.28%			2.91%
Total cost of deposits (including non-interest-bearing deposits)			0.24%			0.28%
(1)    Average yields and costs are annualized.
(2)    Amounts represent debt and equity securities, including FHLB and Federal Reserve Bank stock, and are recorded at average amortized cost, net of allowance for securities credit losses.
(3)    Amount is net of deferred loan costs and fees, undisbursed loan funds, discounts and premiums and allowance for loan credit losses, and includes loans held for sale and non-performing loans.
(4)    Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(5)    Net interest margin represents net interest income divided by average interest-earning assets.

OceanFirst Financial Corp.
SELECTED QUARTERLY FINANCIAL DATA
(in thousands, except per share amounts)

	September 30,	June 30,	March 31,	December 31,	September 30,
	2022	2022	2022	2021	2021
Selected Financial Condition Data:
Total assets	$12,683,453	$12,438,653	$12,164,945	$11,739,616	$11,829,688
Debt securities available-for-sale, at estimated fair value	470,300	507,276	546,470	568,255	314,620
Debt securities held-to-maturity, net of allowance for securities credit losses	1,027,712	1,068,034	1,099,514	1,139,193	1,125,382
Equity investments	81,722	75,269	93,888	101,155	101,314
Restricted equity investments, at cost	77,556	76,047	56,704	53,195	53,017
Loans receivable, net of allowance for loan credit losses	9,672,488	9,380,688	9,065,679	8,583,352	8,139,961
Deposits	9,959,469	9,831,484	10,056,233	9,732,816	9,774,097
Federal Home Loan Bank advances	514,200	488,750	75,002	—	—
Securities sold under agreements to repurchase and other borrowings	291,203	300,149	312,178	347,910	372,179
Total stockholders’ equity	1,540,216	1,521,432	1,519,334	1,516,553	1,513,249

	For the Three Months Ended,
	September 30,	June 30,	March 31,	December 31,	September 30,
	2022	2022	2022	2021	2021
Selected Operating Data:
Interest income	$110,499	$99,416	$90,983	$88,457	$85,420
Interest expense	14,534	8,619	6,756	7,871	8,288
Net interest income	95,965	90,797	84,227	80,586	77,132
Credit loss expense (benefit)	1,016	1,254	1,851	(1,573)	(3,179)
Net interest income after credit loss expense (benefit)	94,949	89,543	82,376	82,159	80,311
Other income (excluding net gain (loss) on equity investments)	11,788	15,619	11,638	10,662	10,349
Net gain (loss) on equity investments	3,362	(8,078)	(2,786)	(1,252)	(466)
Operating expenses (excluding merger related and branch consolidation (benefit) expense, net)	59,045	57,919	55,128	57,097	54,434
Branch consolidation (benefit) expense, net	(346)	546	402	7,286	4,014
Merger related expenses	298	196	1,965	451	225
Income before provision for income taxes	51,102	38,423	33,733	26,735	31,521
Provision for income taxes	12,298	8,940	7,974	4,078	7,354
Net income	38,804	29,483	25,759	22,657	24,167
Net income attributable to non-controlling interest	193	522	—	—	—
Net income attributable to OceanFirst Financial Corp.	$38,611	$28,961	$25,759	$22,657	$24,167
Net income available to common stockholders	$37,607	$27,957	$24,755	$21,653	$23,163
Diluted earnings per share	$0.64	$0.47	$0.42	$0.37	$0.39
Net accretion/amortization of purchase accounting adjustments included in net interest income	$2,004	$2,196	$2,953	$3,610	$3,644

(continued)

	At or For the Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2022	2022	2022	2021	2021
Selected Financial Ratios and Other Data(1) (2):
Performance Ratios (Annualized):
Return on average assets (3)	1.19%	0.92%	0.84%	0.72%	0.78%
Return on average tangible assets (3) (4)	1.24	0.96	0.88	0.75	0.82
Return on average stockholders’ equity (3)	9.68	7.31	6.57	5.65	6.05
Return on average tangible stockholders’ equity (3) (4)	14.62	11.08	9.94	8.59	9.20
Stockholders’ equity to total assets	12.14	12.23	12.49	12.92	12.79
Tangible stockholders’ equity to tangible assets (4)	8.38	8.39	8.60	8.89	8.78
Tangible common equity to tangible assets (4)	7.92	7.92	8.13	8.40	8.29
Net interest rate spread	3.19	3.18	3.08	2.88	2.80
Net interest margin	3.36	3.29	3.18	2.99	2.93
Operating expenses to average assets	1.87	1.92	1.95	2.15	1.98
Efficiency ratio (5)	53.10	59.65	61.77	72.04	67.43
Loans-to-deposits	97.60	95.90	90.60	88.60	83.71

	For the Nine Months Ended September 30,
	2022	2021
Performance Ratios (Annualized):
Return on average assets (3)	0.99%	0.98%
Return on average tangible assets (3) (4)	1.03	1.02
Return on average stockholders’ equity (3)	7.87	7.49
Return on average tangible stockholders’ equity (3) (4)	11.91	11.46
Net interest rate spread	3.15	2.77
Net interest margin	3.28	2.91
Operating expenses to average assets	1.91	1.87
Efficiency ratio (5)	57.90	60.62

(continued)

	At or For the Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2022	2022	2022	2021	2021
Trust and Asset Management:
Wealth assets under administration and management (“AUA/M”)	$273,815	$279,222	$296,818	$287,404	$274,807
Nest Egg AUA/M	402,256	398,344	415,478	428,558	423,563
Total AUA/M	676,071	677,566	712,296	715,962	698,370
Per Share Data:
Cash dividends per common share	$0.20	$0.17	$0.17	$0.17	$0.17
Stockholders' equity per common share at end of period	26.04	25.73	25.58	25.63	25.47
Tangible common equity per common share at end of period (4) (5)	16.30	15.96	15.94	15.93	15.78
Common shares outstanding at end of period	59,138,507	59,130,236	59,388,983	59,175,046	59,417,266
Preferred shares outstanding at end of period	57,370	57,370	57,370	57,370	57,370
Number of full-service customer facilities:	38	38	38	47	58
Quarterly Average Balances
Total securities	$1,748,687	$1,811,869	$1,846,452	$1,710,143	$1,542,630
Loans receivable, net	9,512,447	9,204,583	8,796,861	8,297,395	7,864,720
Total interest-earning assets	11,326,782	11,083,892	10,732,139	10,706,190	10,461,147
Total goodwill and core deposit intangible	521,566	522,666	518,106	519,401	520,765
Total assets	12,517,955	12,251,985	11,947,210	11,953,610	11,738,037
Time deposits	1,467,297	937,387	767,709	819,025	904,384
Total deposits (including non-interest-bearing deposits)	10,066,342	9,665,200	9,944,352	9,937,607	9,699,033
Total borrowings	643,294	837,164	375,578	361,500	371,189
Total interest-bearing liabilities	8,380,936	8,174,240	7,918,133	7,831,519	7,494,099
Non-interest bearing deposits	2,328,700	2,328,124	2,401,797	2,467,588	2,576,123
Stockholders' equity	1,541,755	1,534,721	1,527,839	1,519,976	1,519,488
Tangible stockholders’ equity	1,020,189	1,012,055	1,009,733	1,000,575	998,723

Quarterly Yields and Costs
Total securities	2.27%	1.90%	1.86%	1.57%	1.57%
Loans receivable, net	4.18	3.95	3.79	3.89	3.98
Total interest-earning assets	3.88	3.60	3.43	3.28	3.24
Time deposits	1.53	0.97	0.77	0.84	0.94
Total cost of deposits (including non-interest-bearing deposits)	0.36	0.18	0.16	0.20	0.22
Total borrowed funds	3.27	2.06	2.93	3.14	3.11
Total interest-bearing liabilities	0.69	0.42	0.35	0.40	0.44
Net interest spread	3.19	3.18	3.08	2.88	2.80
Net interest margin	3.36	3.29	3.18	2.99	2.93
(1)    With the exception of end of quarter ratios, all ratios are based on average daily balances.
(2)    Performance ratios for each period are presented on a GAAP basis and include non-core operations. Refer to “Non-GAAP Reconciliation.”
(3)    Ratios for each period are based on net income available to common stockholders.
(4)    Tangible stockholders’ equity and tangible assets exclude intangible assets related to goodwill and core deposit intangible. Tangible common equity excludes goodwill, core deposit intangible and preferred equity. Refer to “Non-GAAP Reconciliation.”
(5)    Efficiency ratio represents the ratio of operating expenses to the aggregate of other income and net interest income.

OceanFirst Financial Corp.
OTHER ITEMS
(dollars in thousands, except per share amounts)

NON-GAAP RECONCILIATION

	For the Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2022	2022	2022	2021	2021
Core Earnings:
Net income available to common stockholders (GAAP)	$37,607	$27,957	$24,755	$21,653	$23,163
Add (less) non-recurring and non-core items:
Merger related expenses	298	196	1,965	451	225
Branch consolidation (benefit) expense, net (1)	(346)	546	402	7,286	4,014
Net (gain) loss on equity investments	(3,362)	8,078	2,786	1,252	466
Income tax expense (benefit) on items	824	(2,132)	(1,141)	(2,144)	(1,138)
Core earnings (Non-GAAP)	$35,021	$34,645	$28,767	$28,498	$26,730
Income tax expense	$12,298	$8,940	$7,974	$4,078	$7,354
Credit loss provision (benefit)	1,016	1,254	1,851	(1,573)	(3,179)
Less: income tax expense (benefit) on non-core items	824	(2,132)	(1,141)	(2,144)	(1,138)
Core earnings PTPP (Non-GAAP)	$47,511	$46,971	$39,733	$33,147	$32,043
Core earnings diluted earnings per share	$0.60	$0.59	$0.49	$0.48	$0.45
Core earnings PTPP diluted earnings per share	$0.81	$0.80	$0.67	$0.56	$0.54

Core Ratios (Annualized):
Return on average assets	1.11%	1.13%	0.98%	0.95%	0.90%
Return on average tangible stockholders’ equity	13.62	13.73	11.55	11.30	10.62
Efficiency ratio	54.80	54.43	57.51	62.57	62.22
(1) Includes $2.0 million of gains related to the sale of two branches for the three months ended December 31, 2021.

(continued)

	For the Nine Months Ended September 30,
	2022	2021
Core Earnings:
Net income available to common stockholders (GAAP)	$90,319	$84,407
Add (less) non-recurring and non-core items:
Merger related expenses	2,459	1,052
Branch consolidation expense, net	602	5,051
Net loss (gain) on equity investments	7,502	(8,397)
Income tax (benefit) expense on items	(2,449)	554
Core earnings (Non-GAAP)	$98,433	$82,667
Income tax expense	$29,212	$28,087
Credit loss provision (benefit)	4,121	(10,259)
Less: income tax expense (benefit) on non-core items	(2,449)	554
Core earnings PTPP (Non-GAAP)	$134,215	$99,941
Core diluted earnings per share	$1.67	$1.38
Core earnings PTPP diluted earnings per share	$2.28	$1.67

Core Ratios (Annualized):
Return on average assets	1.08%	0.95%
Return on average tangible stockholders’ equity	12.98	11.23
Efficiency ratio	55.51	60.23

(continued)

	September 30,	June 30,	March 31,	December 31,	September 30,
	2022	2022	2022	2021	2021
Tangible Equity:
Total stockholders' equity	$1,540,216	$1,521,432	$1,519,334	$1,516,553	$1,513,249
Less:
Goodwill	506,146	506,146	500,319	500,319	500,319
Core deposit intangible	14,656	15,827	17,005	18,215	19,558
Tangible stockholders' equity	1,019,414	999,459	1,002,010	998,019	993,372
Less:
Preferred stock	55,527	55,527	55,527	55,527	55,527
Tangible common equity	$963,887	$943,932	$946,483	$942,492	$937,845

Tangible Assets:
Total assets	$12,683,453	$12,438,653	$12,164,945	$11,739,616	$11,829,688
Less:
Goodwill	506,146	506,146	500,319	500,319	500,319
Core deposit intangible	14,656	15,827	17,005	18,215	19,558
Tangible assets	$12,162,651	$11,916,680	$11,647,621	$11,221,082	$11,309,811

Tangible stockholders' equity to tangible assets	8.38%	8.39%	8.60%	8.89%	8.78%
Tangible common equity to tangible assets	7.92%	7.92%	8.13%	8.40%	8.29%

(continued)
SUPPLEMENTAL INFORMATION ON TRIDENT

	For the Three Months Ended,		For the Nine Months Ended,
	September 30, 2022	June 30, 2022	September 30, 2022
GAAP Measures:
Net interest income	$95,965	$90,797	$270,989
Other income	15,150	7,541	31,543
Total income	111,115	98,338	302,532
Less: income attributable to Trident (1)	3,259	4,510	7,769
Total income, excluding Trident	107,856	93,828	294,763

Total operating expense	58,997	58,661	175,153
Less: expense attributable to Trident (2)	2,777	3,206	5,983
Total operating expense, excluding Trident	56,220	55,455	169,170

Efficiency ratio	53.10%	59.65%	57.90%
Efficiency ratio, excluding Trident	52.13	59.10	57.39

Core Measures (non-GAAP):
Net interest income	$95,965	$90,797	$270,989
Other income	11,788	15,619	39,045
Total income	107,753	106,416	310,034
Less: income attributable to Trident (1)	3,259	4,510	7,769
Total core income, excluding Trident	104,494	101,906	302,265

Core operating expense	59,045	57,919	172,092
Less: expense attributable to Trident (2)	2,777	3,206	5,983
Total operating expense, excluding Trident	56,268	54,713	166,109

Core efficiency ratio	54.80%	54.43%	55.51%
Core efficiency ratio, excluding Trident	53.85	53.69	54.95
(1)    Trident title-related activity is primarily included in fees and service charges in the Consolidated Statements of Income.
(2)    Trident operating expenses are primarily included in compensation and employee benefits and other operating expenses in the Consolidated Statements of Income.